TRIVAGO N.V.
Kesselstraße 5 - 7
40221 Düsseldorf
Federal Republic of Germany

July 22, 2024
VIA EDGAR
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:    trivago N.V.
    Registration Statement on Form F-3
    File No. 333-280823
    Filed on July 16, 2024 (the “Registration Statement”)
Ladies and Gentlemen:
Pursuant to Rule 461 under the Securities Act of 1933, as amended, we hereby request acceleration of the effective date of the above-referenced Registration Statement so that the same will become effective on July 24, 2024 at 4:00 P.M. Eastern Time or as soon as practicable thereafter.

If you have any questions on this matter, please contact Sebastian R. Sperber (+44 20 7614 2237) of Cleary Gottlieb Steen & Hamilton LLP.

Very truly yours,

TRIVAGO N.V.

By:    __/s/ Robin Harries_______________________________
Name:    Robin Harries
Title:    Managing Director & Chief Financial Officer

cc:    Sebastian R. Sperber, Cleary Gottlieb Steen & Hamilton LLP